NAME OF REGISTRANT:
Franklin High Income Trust
File No. 811-1608

EXHIBIT ITEM No. 77M:
Mergers

The registrant was incorporated in Colorado in January 1968 under the sponsorship of the Assembly of Governmental Employees, reorganized as a Delaware trust on October 1, 1996. Pursuant to Rule 414 under the Securities Act of
1933, Franklin High Income Trust succeeded to the registration statement of, Age High Income Fund, Inc., under the Securities Act of 1933 (No. 2-30203) and the
Investment Company Act of 1940 (No. 811-1608). This was done for the purpose of changing the registrant's state and form of organization.